Exhibit 99.1

Ares Management Corporation Appoints Kipp deVeer to the Board of Directors

Retired Co-Founder John Kissick to step down from the Ares Board

LOS ANGELES -- February 13, 2020 -- Ares Management Corporation (NYSE: ARES) (“Ares”) announced today that Kipp deVeer has been appointed to its Board of Directors, effective immediately. Concurrently, John Kissick, now a retired Co-Founder of Ares, is stepping down from the Ares Board of Directors.

Mr. deVeer, who joined Ares in 2004, is a Partner and Head of the Ares Credit Group. He serves as a member of the Ares Executive Management Committee and the Firm’s Management Committee. Mr. deVeer additionally serves as Chief Executive Officer and Director of Ares Capital Corporation.

“It is with great pleasure that we welcome Kipp to our Board. He has proven to be a major contributor to our success and an invaluable asset across the firm,” said Tony Ressler, Executive Chairman of Ares.

Michael Arougheti, Chief Executive Officer and President of Ares commented that, “Kipp’s leadership and strategic guidance over the last 15 years has been vital to the expansion of our Global Credit business. We are looking forward to having him in this expanded role where he can continue to provide value to Ares and all of our stakeholders.”

“I am honored to be appointed to our Board and I look forward to continuing to work with my Partners, our strong management team and the other accomplished Board members in serving our stakeholders. I am confident that I can help execute on the strong growth prospects for our company,” said Mr. deVeer.

Mr. Ressler concluded, “On behalf of the Board and all of our employees, we would all like to sincerely thank John for his service to Ares over the last 20-plus years. Much of our success in building our franchise can be attributed to his deep capital markets and investment expertise as well as his commitment to the vision of developing Ares into a leading global alternative investment manager.”

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager operating three integrated businesses across Credit, Private Equity and Real Estate. Ares Management’s investment groups collaborate to deliver innovative investment solutions and consistent and attractive investment returns for fund investors throughout market cycles. Ares Management's global platform had $149 billion of assets under management as of December 31, 2019 with over 1,200 employees in over 20 offices in more than 10 countries.  Please visit www.aresmgmt.com for additional information.

Media:

Mendel Communications
Bill Mendel, 212-397-1030
bill@mendelcommunications.com

Investors:

Ares Management Corporation
Carl Drake, 800-340-6597
cdrake@aresmgmt.com
or
Priscila Roney, 212-808-1185
proney@aresmgmt.com